EXHIBIT 10.38

Description of the
Fiscal Year 2010 Executive Management Bonus Plan
of Notify Technology Corporation (the “Company”)

Participants:  The participants in the Fiscal Year 2010 Executive Management Bonus Plan (the “Bonus Plan”) are Paul F. DePond, President and Chief Executive Officer of the Company, Gerald W. Rice, Chief Financial Officer of the Company, and Rhonda Chicone, Vice President of Product Development of the Company (collectively, the “Participants”).

History:  The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors approved the adoption of the Bonus Plan on October 23, 2009.  The Compensation Committee had previously approved the adoption of similar executive management bonus plans for fiscal years 2009 and 2008.

Bonus Pool:  Nine percent of net revenues attributable to sales of the Company’s products that are negotiated and sold by the Participants, where no other sales commissions are paid, will go into a pool (the “Pool”) to be allocated and distributed as set forth below.

Allocation of Pool:  The Participants will be allocated the following percentages of the Pool:

Name	Title	% of Pool
Paul F. DePond	President and Chief Executive Officer	50%
Gerald W. Rice	Chief Financial Officer	25%
Rhonda Chicone	Vice President of Product Development	25%

Distribution of Pool:  The Pool will be distributed to the Participants each quarter.

Amendment and Termination: The Compensation Committee may terminate the Bonus Plan, in whole or in part, suspend the Bonus Plan, in whole or in part from time to time, and amend the Bonus Plan, from time to time, without the consent of any affected Participant.